Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on February 19, 2021 (the “Effective Date”) by and between Tennant Company, a Minnesota corporation (the “Company”), and David W. Huml, a resident of Minnesota (“Executive”).

Recitals

A.         Executive is a key member of the management of the Company and is a party to an Executive Employment Agreement with the Company entered into on November 6, 2014, as amended December 9, 2019 (the “Executive Employment Agreement”).

B.         In connection with Executive’s previously announced appointment to the offices of President and Chief Executive Officer, the Company and Executive mutually agree to amend certain terms of the Executive Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.         Effective as of March 1, 2021, Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

(a)         Employment with the Company.  During Executive’s employment with the Company hereunder, Executive shall hold the positions of President and Chief Executive Officer or such additional or alternative positions of an executive nature, and shall perform such duties and responsibilities associated with such positions, as the Board (as defined below) shall assign to Executive from time to time consistent with Executive’s qualifications and experience.

2.         Effective as of March 1, 2021, Section 5(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following language:

(a)         Severance Benefits.  If Executive’s employment terminates during the Term by reason of an Involuntary Termination by the Company without Cause or a resignation by the Executive for Good Reason, then:

(i)           The Company shall pay to Executive, in accordance with the Company’s regular payroll practices, Executive’s then-current Base Salary for a period of 24 consecutive months after the Termination Date.

(ii)           If the Termination Date is any day other than the last day of the STIP plan year, the Company shall pay to Executive an amount equal to a pro rata portion (based on the number of days in the STIP plan year occurring on or before, and after, the Termination Date) of the award that would have been payable to Executive under the STIP based on actual performance of objectives under the STIP for such plan year had Executive remained employed for the entire plan year; provided, however, that such award amount (before pro ration) shall not exceed an award based on target performance.  The payment shall be made on the date awards under the STIP for such plan year are or would have been paid to other participants in the STIP, but in any event not later than 2-1/2 months after the end of such plan year.

(iii)           If Executive (and/or Executive’s covered dependents) is eligible and properly elects under COBRA to continue group medical, group dental, and/or basic group life insurance coverage, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage for a period of up to 18 months following the Termination Date.  The Company will stop paying its portion of the medical, dental and/or life insurance premiums, as applicable, prior to the end of the 18-month period if Executive (and Executive’s covered dependents) is no longer eligible for COBRA coverage or fails to timely pay the employee portion of such premiums.  All Company-provided medical, dental and/or life premiums under this Section 5(a)(iii) shall be paid directly to the insurance carrier or other provider.

3.         Except as expressly amended by this Amendment, the Executive Employment Agreement, as hereby amended, remains in full force and effect. In addition, the Employee Agreement and the Management Agreement (as defined in the Executive Employment Agreement), and the other documents and instruments referred to in the Executive Employment Agreement, remain in full force and effect in accordance with their terms, without any modification.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the Effective Date first above written.

EXECUTIVE                                                   TENNANT COMPANY

/s/ David W. Huml                                              /s/ David Windley

Name: David W. Huml                                      Name: David Windley

Address: 501 Carlson Parkway #513                Title: Chair, Compensation Committee

Minnetonka, MN 55305                                    10400 Clean Street

                                              Eden Prairie, Minnesota 55344